EXECUTION VERSION
EXHIBIT10.31

LOAN AND SECURITY AGREEMENT

Dated as of October 27, 2021

ARLO TECHNOLOGIES, INC.,
and
CERTAIN OF ITS SUBSIDIARIES PARTY HERETO FROM TIME TO TIME,
as Borrowers

BANK OF AMERICA, N.A.,
as Lender

Section 1.    DEFINITIONS; RULES OF CONSTRUCTION    1
1.1.    Definitions    1
1.2.    Accounting Terms    24
1.3.    Uniform Commercial Code    25
1.4.    Certain Matters of Construction    25
1.5.    Division    25
Section 2.    CREDIT FACILITIES    25
2.1.    Loan Commitment    25
2.2.    Letter of Credit Facility    26
Section 3.    INTEREST, FEES AND CHARGES    28
3.1.    Interest    28
3.2.    Fees    29
3.3.    Computation of Interest, Fees, Yield Protection    29
3.4.    Reimbursement Obligations    29
3.5.    Illegality    29
3.6.    Inability to Determine Rates    30
3.7.    Increased Costs; Capital Adequacy    32
3.8.    Mitigation    32
3.9.    Funding Losses    33
3.10.    Maximum Interest    33
Section 4.    LOAN ADMINISTRATION    33
4.1.    Manner of Borrowing and Funding Loans    33
4.2.    Number and Amount of BSBY Loans; Determination of Rate    34
4.3.    Borrower Agent    34
4.4.    One Obligation    34
4.5.    Effect of Termination    34
Section 5.    PAYMENTS    34
5.1.    General Payment Provisions    34
5.2.    Repayment of Loans    34
5.3.    Payment of Other Obligations    35
5.4.    Marshaling; Payments Set Aside    35
5.5.    Dominion Account    35
5.6.    Account Stated    35
5.7.    Taxes    35
5.8.    Nature and Extent of Each Borrower’s Liability    37
Section 6.    CONDITIONS PRECEDENT    39
6.1.    Conditions Precedent to Initial Loans    39
6.2.    Conditions Precedent to All Credit Extensions    41
6.3.    Post-Closing Date Conditions    41
Section 7.    COLLATERAL    41
7.1.    Grant of Security Interest    42
7.2.    Lien on Deposit Accounts; Cash Collateral    42
7.3.    Reserved    43
7.4.    Other Collateral    43
7.5.    Limitations    43
7.6.    Further Assurances; Extent of Liens    43
Section 8.    COLLATERAL ADMINISTRATION    43
8.1.    Borrowing Base Reports    43
8.2.    Accounts    43
8.3.    Inventory    45
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8.4.    Equipment    45
8.5.    Deposit Accounts    45
8.6.    General Provisions    45
8.7.    Power of Attorney    46
Section 9.    REPRESENTATIONS AND WARRANTIES    47
9.1.    General Representations and Warranties    47
9.2.    Complete Disclosure    51
Section 10.    COVENANTS AND CONTINUING AGREEMENTS    51
10.1.    Affirmative Covenants    51
10.2.    Negative Covenants    55
10.3.    Financial Covenants    58
Section 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT    58
11.1.    Events of Default    58
11.2.    Remedies upon Default    60
11.3.    License    60
11.4.    Setoff    61
11.5.    Remedies Cumulative; No Waiver    61
Section 12.    MISCELLANEOUS    61
12.1.    Amendments and Waivers    61
12.2.    Indemnity    62
12.3.    Notices and Communications    62
12.4.    Performance of Borrowers’ Obligations    63
12.5.    Credit Inquiries    63
12.6.    Severability    64
12.7.    Cumulative Effect; Conflict of Terms    64
12.8.    Execution; Electronic Records    64
12.9.    Entire Agreement    64
12.10.    No Control; No Advisory or Fiduciary Responsibility    64
12.11.    Confidentiality    65
12.12.    Reserved    65
12.13.    GOVERNING LAW    65
12.14.    Consent to Forum    65
12.15.    Waivers by Borrowers    66
12.16.    Acknowledgement Regarding Supported QFCs    67
12.17.    Patriot Act Notice; Beneficial Ownership Regulation    67
12.18.    NO ORAL AGREEMENT    67

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of October 27, 2021, by and among ARLO TECHNOLOGIES, INC., a Delaware corporation (“Arlo”; together with any other entity joined hereto as a borrower hereunder, each, a “Borrower” and collectively, the “Borrowers”) and BANK OF AMERICA, N.A., a national banking association (including any Lending Office, “Lender”).
R E C I T A L S:

WHEREAS, Borrowers have requested that Lender provide a credit facility to Borrowers to finance their mutual and collective business enterprise.
WHEREAS, Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
Section 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1.Definitions. As used herein, the following terms have the meanings set forth below:
Accounts Formula Amount: the sum of:
(a) the Investment Grade Accounts Formula Amount; plus
(b) the Non-Investment Grade Accounts Formula Amount.
Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.
Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.
Allocable Amount: as defined in Section 5.8.3.
Anti-Corruption Law: any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and Patriot Act.
Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
Applicable Margin: the margin set forth below, as determined by the average daily Availability for the last Fiscal Quarter:

Level	Average Daily Availability (as a percentage of the Borrowing Base)	Base Rate Loans	BSBY Loans
I	> 50%	1.00%	2.00%
II	> 25% < 50%	1.25%	2.25%
III	< 25%	1.50%	2.50%

Until April 30, 2022, margins shall be determined as if Level II were applicable. Thereafter, margins shall be subject to increase or decrease by Lender on the first day of the calendar month following each Fiscal Quarter end. If Lender is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Lender, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.
Availability: the Borrowing Base minus Revolver Usage.
Availability Reserve: the sum (without duplication) of (a) [reserved]; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) liabilities secured by Liens (other than Permitted Liens) upon Collateral that are or may be senior to Lender’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Dilution Reserve; and (f) additional reserves, in such amounts and with respect to such matters, as Lender in its Permitted Discretion may elect to impose from time to time.
Bank Product: any of the following products or services extended to an Obligor or Affiliate of an Obligor by Lender or any of its Affiliates: (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; and (d) supply chain finance, credit insurance, leases and other banking products or services, other than Letters of Credit.
Bank Product Debt: Debt, obligations and other liabilities of an Obligor or Affiliate of an Obligor with respect to Bank Products.
Bank Product Reserve: the aggregate amount of reserves established by Lender from time to time in its Permitted Discretion with respect to Bank Product Debt.
Bankruptcy Code: Title 11 of the United States Code.
Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the BSBY Rate for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Base Rate be less than zero (0).
Base Rate Loan: any Loan that bears interest based on the Base Rate.
Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Lender.
Beneficial Ownership Regulation: 31 C.F.R. §1010.230.
Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.
Bloomberg: Bloomberg Index Services Limited.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.
Borrower Agent: as defined in Section 4.3.
Borrower Materials: Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents.
Borrowing: Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.
Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Commitment; or (b) the Accounts Formula Amount minus the Availability Reserve.
Borrowing Base Report: a report of the Borrowing Base, in form and substance satisfactory to Lender.
BSBY Rate: (a) for any Interest Period for a BSBY Loan, a per annum rate equal to the BSBY Screen Rate two Business Days prior to such Interest Period, with a term equivalent to such period (or if such rate is not published on such determination date, the applicable BSBY Screen Rate on the Business Day immediately preceding such date); and (b) for any interest calculation relating to a Base Rate Loan on any day, a per annum rate equal to the BSBY Screen Rate with a term of one month commencing that day; provided, that in no event shall the BSBY Rate be less than zero (0).
BSBY Loan: a Loan that bears interest based on BSBY Rate.
BSBY Screen Rate: the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Lender from time to time).
Business Day: any day except a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina or New York City.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.
Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP, provided that any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016, of an Accounting Standards Updated (the “ASU”) shall continue to be accounted for as operating leases for all purposes relevant to this Agreement (whether or not such operating lease obligations were in effect on such date).
Cash Collateral: cash delivered to Lender to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.
Cash Collateralize: the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to (a) 105% of LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including fees, expenses, indemnification obligations and Obligations under

Bank Products), Lender’s good faith estimate of the amount due or to become due. “Cash Collateralization” has a correlative meaning.
Cash Dominion Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs or (ii) Availability is less than the greater of (x) 15% of the Borrowing Base or (y) $6,000,000; and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed and (ii) Availability has been equal to or greater than the greater of (x) 15% of the Borrowing Base and (y) $6,000,000.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, blocked account, lockbox and stop payment services.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.).
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: means at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the ordinary voting power for the election of directors of Arlo represented by the issued and outstanding Equity Interests of Arlo (determined on a fully diluted basis).
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to any (a) Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) action taken or omitted in connection with any Loan Documents, (c) existence or perfection of any Liens, or realization on any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, (e) failure by any Obligor to perform or observe any terms of any Loan Document, or (f) Lender’s reliance on any Communication executed using an Electronic Signature or in the form of an Electronic Record, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Closing Date: as defined in Section 6.1.
Code: the United States Internal Revenue Code of 1986, as amended.
Collateral: as defined in Section 7.1.
Commitment: Lender’s obligation to make Loans and to issue Letters of Credit in an aggregate amount up to $40,000,000.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. §1 et seq.).
Compliance Certificate: a certificate, in form and substance satisfactory to Lender, by which Borrowers certify compliance with Section 10.3, regardless of the existence of a Financial Covenant Trigger Period.
Communication: any notice, request, election, representation, certificate, report, disclosure, statement, authorization, approval, consent, waiver, document, amendment or transmittal of information of any kind in connection with a Loan Document, including any Borrower Materials or Modification of a Loan Document.
Conforming Changes: with respect to use, administration of or conventions associated with BSBY Rate or any proposed Successor Rate, as applicable, any conforming changes to the definition of Base Rate, BSBY Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Lender’s discretion, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Lender determines is reasonably necessary in connection with the administration of any Loan Document).
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.
Covered Entity: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).
Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate published on such date by FRBNY, as administrator of the benchmark (or a successor administrator), on FRBNY’s website (or any successor source satisfactory to Lender).
Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, excluding trade payables, accrued liabilities and non-trade accounts payable, in each case, incurred and being paid in the Ordinary Course of Business, but including Capital Leases; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate or fee otherwise applicable thereto.
Deposit Account Control Agreement: control agreement satisfactory to Lender executed by an institution maintaining a Deposit Account for an Obligor, to perfect Lender’s Lien on such account.
Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.
Dilution Reserve: a reserve equal to 1.00% of the Value of Eligible Accounts for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.00%.
Disclosure Letter: that certain Disclosure Letter of even date herewith, that was delivered to and accepted by Lender as of the Closing Date, to which each of the Schedules to such Disclosure Letter referenced herein is attached. Each reference to a Schedule of the Disclosure Letter shall refer to the applicable Schedule attached to the Disclosure Letter.
Disposition: the sale, transfer, license, lease, consignment, transfer or other disposition (in one transaction, a series of transactions or otherwise) of property of a Person, including a sale-leaseback transaction, synthetic lease, issuance of Equity Interests by a subsidiary, Division, or sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or related rights.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
Division: the division of assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the original dividing Person and pursuant to which the original dividing Person may or may not survive.
Dollars: lawful money of the United States.
Dominion Account: a special account established by Borrowers at Lender or a bank acceptable to Lender, over which Lender has exclusive control for withdrawal purposes.
Due Diligence Trigger Period: the period (a) commencing on any day that Availability is less than the greater of (i) $7,000,000 for a period of three (3) consecutive days or (ii) 17.5% of the Borrowing Base for a period of three (3) consecutive days; and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed and (ii) Availability has been equal to or greater than the greater of (x) $7,000,000 and (y) 17.5% of the Borrowing Base.
EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income calculated before interest expense, plus, without duplication, the following amounts, in each case, to the extent included in determining net income: (i) income taxes; (ii) total depreciation and amortization expense (including, without limitation, amortization of intangibles from purchase price accounting); (iii) gains or losses arising from the sale of capital assets; (iv) gains arising from the write-up of assets and any extraordinary gains, noncash stock based compensation expense, noncash exchange, transaction or performance losses relating to any foreign currency hedging transactions or currency fluctuations; (v) costs, fees and expenses in connection with the execution and delivery of this Agreement and the other Loan Documents and any amendments or other modifications hereto or thereto; (vi) one-time costs, fees, and expenses in connection with Permitted Acquisitions or Investments, Dispositions, issuances or repurchases of Equity Interests, or the incurrence, amendment or waiver of Indebtedness (in each case not prohibited hereunder), in each case, whether or not consummated; (vii) noncash purchase accounting adjustments (including, but not limited to deferred revenue write down) and any adjustments as required or permitted by the application of ASC 805 – Business Combinations (requiring the use of acquisition method of accounting for business combination), ASC 350 – Intangibles – Goodwill and Other (relating to subsequent accounting of goodwill and certain identifiable intangibles) and ASC 360 – Property Plant and Equipment (relating to impairment of long-lived assets), in each case, in connection with Permitted Acquisitions, (viii) noncash charges for goodwill and other intangible impairments in connection with Permitted Acquisitions or otherwise; (ix) the amount of any restructuring charge, accrual or reserve, integration cost or other business optimization expense, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations after the Closing Date and any other restructuring expenses, severance expenses, one-time compensation charges, post-retirement employee benefits plans, any expenses relating to reconstruction, decommissioning or recommissioning fixed assets for alternate use, expenses or charges relating to facility closing costs, acquisition integration costs and signing, retention or completion bonuses or expenses, any extraordinary, unusual or non-recurring non-cash charges; (x) other noncash items reducing consolidated net income (excluding any such non cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Lender in writing as an ‘add-back’ to EBITDA; (xi) expenses and payments that are covered by indemnification or purchase price adjustment provisions in any agreement entered into by a Loan Party in connection with any proposed or actual Permitted Acquisition and for which (A) the indemnitor or counterparty has assumed coverage and (B) the Borrower reasonably expects to receive such expenses and payments within one year from the date of calculation; (xii) any expense deducted in calculating consolidated net income and reimbursed by third parties; (xiii) the amount of earn-out obligations incurred in connection with any Permitted Acquisition, to the extent such earn-outs are permitted under this Agreement and expensed under GAAP standards; and (xiv) write-downs of capitalized software development costs. Notwithstanding the foregoing, for any period of measurement, the aggregate amounts calculated under clauses (vi), (ix), and (xiv) and actually paid in cash by Borrower shall not exceed 30% of EBITDA, calculated without taking into account this limitation.
Electronic Copy: as defined in Section 12.8.

Electronic Record and Electronic Signature: as defined in 15 U.S.C. §7006.
Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Lender, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:
(a) it is unpaid for more than 60 days after the original due date, or more than 150 days after the original invoice date;
(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;
(c) with respect to:
(i) Accounts owed by Best Buy Co., Inc. and its Affiliates, when aggregated with other Accounts owing by such Account Debtor and its Affiliates, it exceeds 65% of the aggregate Eligible Accounts (or such other percentage as Lender may establish for the Account Debtor from time to time);
(ii) Accounts owed by Costco Wholesale Corporation and its Affiliates, when aggregated with other Accounts owing by such Account Debtor and its Affiliates, it exceeds 50% of the aggregate Eligible Accounts (or such other percentage as Lender may establish for the Account Debtor from time to time);
(iii) Accounts owed by Walmart Inc. and its Affiliates, when aggregated with other Accounts owing by such Account Debtor and its Affiliates, it exceeds 50% of the aggregate Eligible Accounts (or such other percentage as Lender may establish for the Account Debtor from time to time);
(iv) Accounts owed by Amazon.Com, Inc. and its Affiliates, when aggregated with other Accounts owing by such Account Debtor and its Affiliates, it exceeds 50% of the aggregate Eligible Accounts (or such other percentage as Lender may establish for the Account Debtor from time to time); and
(v) Accounts owed by all other Account Debtors and their Affiliates, when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Lender may establish for the Account Debtor from time to time);
(d) it does not conform with a covenant or representation herein;
(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);
(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;
(g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Lender) or credit insurance satisfactory in all respects to Lender;

(h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Lender in compliance with the federal Assignment of Claims Act;
(i) it is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien;
(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;
(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;
(l) its payment has been extended past 150 days after the original invoice date or the Account Debtor has made a partial payment, which partial payment is the result of the Account Debtor’s financial condition or inability to pay;
(m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;
(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or
(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.
In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days after the original due date and more than 150 days after the original invoice date will be excluded.
Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.
Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.
Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
Event of Default: as defined in Section 11.
Excluded Accounts: (a) deposit accounts exclusively used for payroll, payroll taxes or employee benefits, (b) escrow accounts and trust accounts where Borrower or any Subsidiary holds the funds exclusively for the benefit of one or more unaffiliated third parties, (c) any deposit account the pledge of which is prohibited by applicable law, (d) deposit accounts exclusively used for securing Permitted Liens securing Borrowers’ obligations under letters of credit, (e) accounts containing not more than $500,000 in the aggregate at any time, (f) restricted cash accounts related to foreign tax duties, (g) merchant accounts (other than any assets held therein), (h) Deposit Accounts located in Canada containing not more than $5,000,000 in the aggregate at any time, (i) a segregated Deposit Account exclusively used to hold the proceeds of the sale of Equity Interests pursuant to clause (c)(i) of the definition of “Excluded Assets”, and (j) other accounts acceptable to Lender.
Excluded Assets:
(a)Excluded Accounts;
(b)Intellectual Property;
(c)any cash received as proceeds of the sale of Equity Interests of Borrower Agent; provided, that such cash is held in a segregated Deposit Account and, within 90 days of receipt thereof, such cash is either (i) used by Borrowers for any purpose not prohibited herein or (ii) transferred to a Deposit Account subject to a Deposit Account Control Agreement;
(d)the Equity Interests of all Subsidiaries;
(e)any Inventory located in Mexico and remaining therein;
(f)any Inventory in-transit to and from a foreign location; and
(g)any property to the extent that such grant of a security interest is prohibited by any binding contract or any requirement of law of a governmental authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property; provided that no asset or property shall be excluded from the Collateral to the extent the restriction described in this clause (g) would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity, or to the extent that any necessary consents or waivers have been obtained to allow the security interest in such asset or property notwithstanding such restriction.
Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedge agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax(or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 3.8) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.7.6 and (d) any withholding Taxes imposed pursuant to FATCA.
Extraordinary Expenses: all costs, expenses or advances incurred by any Indemnitee during an Event of Default that has occurred and is continuing or Obligor’s Insolvency Proceeding, including those relating to any (a) audit, inspection, repossession, storage, repair, appraisal, insurance, processing, preparation or advertising for sale, sale, collection, or other preservation of or realization upon Collateral; (b) action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Lender’s Lien, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) Enforcement Action or exercise of any rights or remedies in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) negotiation and documentation of any Modification, workout, restructuring, forbearance, liquidation or collection with respect to any Loan Document, Collateral or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage and insurance costs, permit fees, utility expenses, legal and accounting fees and expenses, appraisal costs, brokers’ and auctioneers’ commissions, environmental study costs, wages and salaries paid to employees of any Obligor or independent contractors in liquidating Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Funds Rate: for any day, the per annum rate calculated by FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.
Financial Covenant Changeover Date: the first day of the Fiscal Quarter after Borrowers have achieved a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 for two (2) consecutive Fiscal Quarters.
Financial Covenant Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs or (ii) Availability is less than the greater of (x) 15% of the Borrowing Base or (y) $6,000,000; and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed and (ii) Availability has been equal to or greater than the greater of (x) 15% of the Borrowing Base and (y) $6,000,000.
Financial Reporting Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs or (ii) Availability is less than the greater of (x) 15% of the Borrowing Base for a period of three (3) consecutive days or (y) $6,000,000 for a period of three (3) consecutive days; and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed and (ii) Availability has been equal to or greater than the greater of (x) 15% of the Borrowing Base and (y) $6,000,000.
Fiscal Quarter: a fiscal quarter of Borrowers and Subsidiaries for accounting and tax purposes.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent 12 months as of the last day of any Fiscal Quarter, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Loans) and cash taxes paid (including Permitted Tax Distributions), to (b) Fixed Charges.
Fixed Charges: the sum of interest expense (other than payment-in-kind), principal payments made on Borrowed Money, and Distributions made in cash (other than Permitted Tax Distributions) and loans or advances made pursuant to clause (l) in the definition of “Restricted Investments”.
Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.
FLSA: the Fair Labor Standards Act of 1938.
Foreign Lender: (a) if a Borrower is a U.S. Person, a Lender (or if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes), with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender or if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes), with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: any direct or indirect Subsidiary of a Borrower (a) that is not a U.S. Person, (b) that is a direct or indirect Subsidiary of a Subsidiary described in clause (a), or (c) substantially all of the assets of which are Equity Interests in one or more “controlled foreign corporations” as defined in Section 957 of the Code.
FRBNY: the Federal Reserve Bank of New York.
Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing in an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of standby letter(s) of credit acceptable to Lender in its discretion, in the amount of required Cash Collateral). The Loans shall not be deemed to have been paid in full unless the Commitment is terminated.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guarantor Payment: as defined in Section 5.8.3.
Guarantors: each Person that guarantees payment or performance of Obligations. Notwithstanding anything to the contrary, no Foreign Subsidiary nor any Non-Material Subsidiary shall be a Guarantor.
Guaranty: each guaranty agreement executed by a Guarantor in favor of Lender.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Lender, other Secured Parties, and their officers, directors, employees, Affiliates and Lender Professionals.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
Interest Payment Date: (a) for each BSBY Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each calendar month.
Interest Period: as defined in Section 3.1.3.
Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.
Investment Grade Accounts Formula Amount: 90% of the Value of Investment Grade Eligible Accounts.
Investment Grade Eligible Accounts: Eligible Accounts owing from any Account Debtor (a) whose securities are rated BBB- or higher by S&P or Baa3 or higher by Moody’s at such time or (b) is a wholly-owned subsidiary of a Person whose securities are rated BBB- or higher by S&P or Baa3 or higher by Moody’s at such time.
IRS: the United States Internal Revenue Service.
LC Application: an application by Borrower Agent to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.
LC Conditions: upon giving effect to issuance of a Letter of Credit, (a) the conditions in Section 6 are satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Lender; and (d) the purpose and form of the Letter of Credit are satisfactory to Lender in its discretion.
LC Documents: all documents, instruments and agreements (including requests and applications) delivered by any Borrower or other Person to Lender in connection with a Letter of Credit.
LC Obligations: the sum of (a) all amounts owing by Borrowers for draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.
LC Request: a request by Borrower Agent for issuance of a Letter of Credit, in form satisfactory to Lender.
Lender Professionals: attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Lender.
Lending Office: any office (including a domestic or foreign Affiliate or branch) used by Lender to fulfill any of its obligations hereunder.
Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Lender for the account or benefit of a Borrower or Affiliate of a Borrower.
Letter of Credit Subline: $5,000,000.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.
Lien Waiver: an agreement, in form and substance satisfactory to Lender, by which (a) for any material Collateral with a book value in excess of $5,000,000 located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Lender to enter the premises and remove, store and dispose of Collateral; (b) for any material Collateral with a book value in excess of $5,000,000 held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver Collateral to Lender upon request; (c) for any material Collateral with a book value in excess of $5,000,000 held by a repairman, mechanic or bailee, such Person acknowledges Lender’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Lender upon request; (d) for any material Collateral with a book value in excess of $5,000,000 subject to a Licensor’s Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License and (e) any Person who stores and maintains the electronic books and records of an Obligor, agrees to provide access to Lender for such books and records.
Liquidity: means, as of any date of determination, the sum of (a) Availability plus (b) the aggregate amount of domestic unrestricted cash (including certificates of deposits and time deposits) and Cash Equivalents on hand (in each case, free and clear of all Liens other than, the Liens of Lender), held in Deposit Accounts or Securities Accounts (excluding the Cash Collateral Account) specified by Borrower and held at Bank of America (or any of its Affiliates) and subject to a Deposit Account Control Agreement, or a Security Account Control Agreement, as applicable, in favor of Lender.
Loan: a loan made by Lender under the credit facility established by this Agreement.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.
Margin Stock: as defined in Regulation U of the Federal Reserve Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, (a) has a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of any Obligor, the value of any material portion of the Collateral, the enforceability of any Loan Document, or the validity or priority of Lender’s Lien on any Collateral; (b) impairs the ability of the Obligors to repay the Obligations; or (c) otherwise impairs Lender’s ability to enforce or collect any Obligations or to realize upon any Collateral.
Material Contract: any agreement or arrangement to which an Obligor is a party (other than the Loan Documents), for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Modification: any amendment, supplement, extension, approval, consent, waiver, change or other modification of or under a Loan Document, including any waiver of a Default or Event of Default.
Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Lender.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Multiple Employer Plan: a Plan with two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.
Non-Investment Grade Formula Amount: 85% of the Value of Non-Investment Grade Eligible Accounts.
Non-Investment Grade Eligible Accounts: Eligible Accounts other than Investment Grade Eligible Accounts.
Non-Material Subsidiary: as of the last day of each Fiscal Quarter and at any other date of determination, any one ore more domestic Subsidiaries which as of such date, in the aggregate (a) hold assets representing 5% or less of the Borrower’s consolidated total assets as of such date (determined in accordance with GAAP), and (b) have generated 5% or less of the Borrower’s consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date.
Notice of Borrowing: notice by Borrower Agent of a Borrowing, in form satisfactory to Lender.
Notice of Conversion/Continuation: notice by Borrower Agent of conversion or continuation of a Loan as a BSBY Loan, in form satisfactory to Lender.
Notice of Prepayment: notice by Borrower Agent of prepayment of a Loan, in form satisfactory to Lender.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, (d) Bank Product Debt, and (e) other Debts, obligations and liabilities of any kind owing by any Obligor to Lender, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
Obligor: each Borrower and each Guarantor.
OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each LC Document, Lien Waiver, Borrower Material, Communication, subordination agreement, intercreditor agreement, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Lender in connection with any transactions relating hereto.
Other Connection Taxes: with respect to a Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the taxing jurisdiction imposing such Tax (other than connections arising solely from the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.8).
Overadvance: the amount by which Revolver Usage exceeds the Borrowing Base at any time.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Conditions: as to any relevant action contemplated in this Agreement, the satisfaction of each of the following:
(a) as of the date of any such action and immediately after giving effect thereto, no Event of Default has occurred and is continuing;
(b) either one of the following:
(i) (x) average Availability (after giving pro forma effect to such action) during the thirty (30) consecutive day period ending on and including the date of such action, is not less than the greater of (1) 17.5% of the Borrowing Base or (2) $7,000,000; and (y) the Fixed Charge Coverage Ratio measured on a trailing twelve month period as of the end of the most recently ended Fiscal Quarter prior to such action, determined on a pro forma basis after giving effect to such action, shall be equal to or greater than 1.00:1.00; or
(ii) average Availability (after giving pro forma effect to such action) during the thirty (30) consecutive day period ending on and including the date of such action, is not less than the greater of (1) 20% of the Borrowing Base or (2) $8,000,000; and
(c) the Lender has received a certificate from a Senior Officer of Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereunder.

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Permitted Acquisition: any Acquisition as long as (a) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries; (b) no Debt or Liens are assumed or incurred, except Debt permitted by Sections 10.2.1 and Permitted Liens; (c) the Payment Conditions are satisfied with respect to each such Acquisition; and (d) the Borrowers deliver to Lender, at least 5 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Lender, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) relating to Swaps permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment not prohibited hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $5,000,000 or less at any time.
Permitted Discretion: a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender).
Permitted Disposition: as long as no Event of Default has occurred and is continuing, a Disposition constituting (a) any Disposition of Property or assets no longer used or useful to the business of Borrower or any worn out, obsolete or surplus Property, assets or Equipment; (b) any Disposition of Inventory in the Ordinary Course of Business; (c) any Lien or Investment not prohibited hereunder; (d) Borrower’s use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Agreement; (e) non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the Ordinary Course of Business and Permitted Exclusive Licenses; (f) Dispositions of other non-material assets of Borrower or its Subsidiaries (other than Accounts and Inventory) that do not in the aggregate exceed $5,000,000 in book value in any 12 month period; (g) early payment discounts given in the Ordinary Course of Business; (h) settlement of Accounts which are not Eligible Accounts in the Ordinary Course of Business; and (i) any Disposition approved by Lender.
Permitted Distributions: (a) Permitted Tax Distributions, (b) conversion or exchange of convertible securities into or for other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (c) payment of dividends solely in Equity Interests, (d) repurchase of stock, partnership, membership, or other ownership interest or other Equity Interests held by current or former employees, officers, directors or consultants pursuant to employee stock purchase plans, stockholder plans, director or consultant stock option plans, employee stock option agreements, restricted stock agreements, equity incentive plans or other similar agreement or plans so long as no Event of Default has occurred and is continuing at the time of any such repurchase and would not exist after giving effect to any such repurchase, (e) de minimis payments in lieu of fractional shares, (f) purchases of Equity Interests or options, warrants or other agreements to acquire such Equity Interests or convertible securities, (g) purchases of Equity Interests pledged as collateral for loans to employees, (h) purchases for value of any rights distributed in connection with any stockholder rights plan, (i) purchases of Equity Interests in connection with the exercise of stock options, warrants or other equity awards by way of cashless exercise or in connection with the satisfaction of withholding tax obligations, and (j) other Distributions made in cash so long as the Payment Conditions are satisfied with respect to each such Distribution made under this clause (j). Notwithstanding the foregoing, Distributions permitted under clauses (d), (g) and (h) shall not exceed $2,500,000 in the aggregate during any Fiscal Year unless, giving effect to any such Distribution, the Payment Conditions are satisfied.
Permitted Exclusive License: an exclusive license pertaining to a customized product for a specific customer, and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States.
Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $10,000,000 at any time.
Permitted Tax Distributions: so long as no Event of Default has then occurred and is continuing or would result therefrom, Distributions paid from time to time (which may be estimated and paid no more frequently than quarterly by the Borrowers to the holders of its Equity Interests not to exceed in the aggregate in any Fiscal Year an amount equal to the federal and state income taxes of the holders of Borrowers’ Equity Interests which are attributable to the taxable income of Borrowers and their Subsidiaries calculated based on statutory rates.
Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.
Plan: any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
Platform: as defined in Section 12.3.3.
Prime Rate: the rate of interest announced by Lender from time to time as its prime rate. Such rate is set by Lender on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Lender shall take effect at the opening of business on the day specified in the announcement.
Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets, Equipment, software or other Property and (b) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Recipient: Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: no Event of Default exists upon giving effect to the Refinancing Debt and such Debt, when compared to the Debt being extended, renewed or refinanced, (a) does not have a greater principal amount or interest rate, earlier final maturity or shorter weighted average life, (b) is subordinated to the Obligations to at least the same extent as the Debt being refinanced, (c) has representations, covenants, defaults and other terms no less favorable to Borrowers and Lender, and (d) has no additional obligor, guarantor, Lien, or other recourse to any Person or Property.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).
Reimbursement Date: as defined in Section 2.2.2.
Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.
Rent and Charges Reserve: the aggregate of (a) all past due rent and other past due amounts owing by an Obligor to (i) any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral or (ii) any Person who maintains and stores electronic books and records of an Obligor’s; and (b) a reserve equal to two months’ rent and other charges payable to the landlord at Borrower Agent’s headquarters or any other location where books and records are located, unless the applicable landlord has executed a Lien Waiver.
Reportable Event: an event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.
Reporting Date: (a) at any time Revolver Usage is $0, by no later than 20 days after the end of each calendar quarter, (b) at any time Revolver Usage is greater than $0, by no later than 20 days after the end of each calendar month, and (c) at any time a Reporting Trigger Period is in effect and Revolver Usage is greater than $0, by no later than the second Business Day of each week.
Reporting Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than the greater of (x) $6,000,000 for a period of three (3) consecutive days or (y) 15% of the Borrowing Base for a period of three (3) consecutive days; and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed and (ii) Availability has been greater than or equal to the greater of (x) $6,000,000 and (y) 15% of the Borrowing Base.
Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries (i) which Investments are in existence on the Closing Date, and (ii) that are Borrowers or Guarantors; (b) Cash Equivalents that are subject to Lender’s Lien and control, pursuant to documentation in form and substance satisfactory to Lender; (c) Reserved; (d) Permitted Acquisitions; (e) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (f) Investments consisting of deposit and investment accounts; (g) Investments accepted in connection with a Disposition not prohibited by Section 10.2.6; (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (i) Investments consisting of hedging arrangements not otherwise prohibited hereunder; (j) Investments in an aggregate amount not to exceed $2,500,000 per Fiscal Year, consisting of (x) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (y) loans to employees, officers or directors relating to the purchase of Equity Interests of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; (k) to the extent constituting an Investment, Investments consisting of “transfer pricing,” “cost plus” arrangements in the Ordinary Course of Business by Borrower in its wholly owned Foreign Subsidiaries (other than directors’ qualifying shares or other similar shares as required by applicable law), for operating expenses, provided that the amount charged to Borrower and the other terms of such arrangements are upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person; (l) Investments consisting of loans and advances to Borrower’s wholly owned Foreign Subsidiaries in an aggregate amount not to exceed $500,000 in any Fiscal Year; and (m) any other Investment made in cash so long as the Payment Conditions are satisfied with respect to each such Investment.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
Revolver Usage: the aggregate amount of outstanding Loans plus the Stated Amount of outstanding Letters of Credit.
S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Lender.
Sanction: a sanction administered or enforced by the U.S. government (including OFAC), United Nations Security Council, European Union, U.K. government or other applicable sanctions authority.
Scheduled Unavailability Date: as defined in Section 3.6.2.
Secured Parties: Lender and providers of Bank Products.
Security Documents: the Guaranties, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of the applicable Obligor.

SOFR: the secured overnight financing rate published by FRBNY, as administrator of the benchmark (or a successor administrator), on its website (or any successor source satisfactory to Lender).
SOFR Adjustment: (a) with respect to Daily Simple SOFR, 0.11448%, and (b) with respect to Term SOFR, 0.11448% for a one month interest period, 0.26161% for a three month interest period and 0.42826% for a six month interest period.
Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.8.3).
Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.
Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations and the terms of such subordination are satisfactory to Lender.
Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or combination of Obligors (including indirect ownership through other entities in which an Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).
Successor Rate: as defined in Section 3.6.2.
Swap: as defined in Section 1a(47) of the Commodity Exchange Act.
Swap Obligations: obligations under an agreement relating to a Swap.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term SOFR: for the applicable corresponding Interest Period of BSBY (or if any Interest Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, but if such interest period of SOFR corresponds equally to two Interest Periods of BSBY, the corresponding interest period of shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Termination Date: October 27, 2024, or such earlier date on which the Commitment terminates hereunder.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
Unrestricted Cash: cash and Cash Equivalents not subject to Lender’s Lien and control under documents satisfactory to Lender.
Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.
Unused Line Fee Rate: a per annum rate equal to 0.20%.
Upstream Payment: a Distribution by a Subsidiary of an Obligor to an Obligor or another direct or indirect Subsidiary of an Obligor.
U.S. Person: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
Value: for an Account, its face amount, net of any (a) rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person and (b) returns that have been claimed by the Account Debtor.
Withholding Agent: means each Obligor making payments hereunder.
1.2.Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Lender before the Closing Date and using the same and lease accounting treatment as used in such financial statements; provided, that Borrowers may adopt a change required or permitted by GAAP after the Closing Date as long as Borrowers’ certified public accountants concur in such change, it is disclosed to Lender and the Loan Documents are amended in a manner satisfactory to Lender to address the change. Upon request by Lender, Borrowers’ financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP.
1.3.Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right”, “Security Account,” and “Supporting Obligation.”
1.4.Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” mean “including, without limitation,” “or” includes “and/or”, and the rule of ejusdem generis does not apply. Section titles appear as a matter of convenience only and will not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day means the time of day in the Pacific time zone; or (g) discretion of Lender means its sole and absolute discretion exercised at any time. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time by an Obligor under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Lender (and not necessarily calculated in accordance with GAAP). Obligors have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under a Loan Document. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.
1.5.Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company or limited partnership, or an allocation of assets to a series of any such entity (or the unwinding of a Division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer or similar term, as applicable, to, of or with a separate Person. Any Division of a Person shall constitute a separate Person hereunder.
Section 2.CREDIT FACILITIES
1.1.Loan Commitment
1.1.1. Commitment. Lender agrees, on the terms set forth herein, to make Loans to Borrowers in an aggregate amount up to the Commitment, from time to time through the Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lender have any obligation to honor a request for a Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base. Lender may fulfill its obligations under the Loan Documents through one or more Lending Offices, and this shall not affect any obligations of Obligors under the Loan Documents or with respect to any Obligations.
1.1.2. Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for other lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any country, territory or jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (ii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Secured Party or other individual or entity participating in any transaction).
1.1.3. Voluntary Reduction or Termination. Upon at least 10 days prior written notice to Lender at any time after the first anniversary of this Agreement, Borrowers may terminate or reduce the Commitment. Each reduction shall be in an increment of $1,000,000, but not less than $5,000,000 and shall be specified in the notice. Borrowers shall not reduce the Commitment to an aggregate amount less than $20,000,000; provided that Borrower may at its option reduce the

Commitment to $0 and terminate this Agreement pursuant to this Section 2.1.3. Any notice of termination or reduction by Borrowers shall be irrevocable.
1.1.4. Overadvances. Any Overadvance shall be repaid by Borrowers on the earlier of demand by Lender or the first Business Day after any Borrower has knowledge thereof, and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. No funding or sufferance of an Overadvance shall constitute a waiver by Lender of the Event of Default caused thereby.
1.1.5.Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon not less than 30 days’ notice to Lender, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Commitments, and (b) total increases under this Section do not exceed $25,000,000 and no more than 5 increases are made. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lender) on a date agreed upon by Lender and Borrower Agent, provided (i) the conditions set forth in Section 6.2 are satisfied at such time; and (ii) to the extent Collateral includes any Real Estate, flood insurance diligence and documentation have been completed as required by all Flood Laws or otherwise in a manner satisfactory to all Lender. Lender and Obligors shall execute and deliver such documents and agreements as Lender deems appropriate to evidence the increase in and allocations of Commitments.
1.2.Letter of Credit Facility
1.1.1. Issuance of Letters of Credit. Lender agrees to issue Letters of Credit from time to time until 30 days prior to the Termination Date, on the terms set forth herein, including the following:
(a)Each Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount. Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied.
(b)Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business or as otherwise approved by Lender. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, but Lender may require a new LC Application in its discretion.
(c)Borrowers assume all risks of beneficiaries’ acts, omissions or misuses of Letters of Credit. Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in translation or interpretation of technical terms; misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority. No Indemnitee shall be liable to any Obligor or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except as a result of the Indemnitee’s gross negligence or willful misconduct. Borrowers shall take all action (including enforcement of available rights against a beneficiary) to avoid and mitigate damages relating to Letters of Credit or claimed against Lender.

Lender shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a Letter of Credit.
(d)In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Lender may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts. Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
1.1.2. Reimbursement. If Lender honors any request for payment under a Letter of Credit, Borrowers shall pay to Lender, on the same day (“Reimbursement Date”), the amount paid under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due on any Reimbursement Date.
1.1.3. Cash Collateral. At Lender’s request, Borrowers shall Cash Collateralize outstanding Letters of Credit if an Event of Default has occurred or is continuing, the Termination Date is scheduled to occur within 5 Business Days or the Termination Date occurs.
Section 3.INTEREST, FEES AND CHARGES
1.1.Interest
1.1.1. Rates and Payment of Interest.
(a)The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a BSBY Loan, at the BSBY Rate for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.
(b)During an Insolvency Proceeding with respect to any Obligor, or during the continuance of any other Event of Default if Lender in its discretion so elects, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.
(c)Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, as applicable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; (ii) concurrently with prepayment of any BSBY Loan, with respect to the principal amount being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, on demand.
1.1.2. Application of BSBY to Outstanding Loans. Borrowers may elect to convert any portion of Base Rate Loans to, or to continue any BSBY Loan at the end of its Interest Period as, a BSBY Loan. Borrower Agent shall give Lender a Notice of Conversion/Continuation no later than 1:00 p.m at least two Business Days before the requested conversion or continuation date.

Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a BSBY Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert to a Base Rate Loan. Lender does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate used in determining BSBY Rate or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate or replacement for or successor to any such rate (including any Successor Rate), or the effect of any of the foregoing or of any Conforming Changes. At any time an Event of Default has occurred and is continuing, Lender may elect not to make, convert or continue a Loan as a BSBY Loan.
1.1.3. Interest Periods. Borrowers shall select an interest period (“Interest Period”) of one, three or six months (in each case, subject to availability) to apply to each BSBY Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a BSBY Loan, and shall expire on the numerically corresponding day in the calendar month at its end; (b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of the end month, then the Interest Period shall expire on such month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.
1.2.Fees
1.1.1. Unused Line Fee. Borrowers shall pay to Lender a fee equal to the Unused Line Fee Rate times the amount by which the Commitment exceeds the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Termination Date.
1.1.2. LC Facility Fees. Borrowers shall pay to Lender (a) a fee equal to the Applicable Margin in effect for BSBY Loans times the average daily Stated Amount of Letters of Credit, payable in arrears on the first day of each month; (b) a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, payable in arrears on the first day of each month; and (c) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. At any time an Event of Default has occurred and is continuing, the fee payable under clause (a) shall be increased by 2% per annum.
1.3.Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Lender of any interest, fee, interest rate or amounts payable hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.7 that is submitted to Borrower Agent by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
1.4.Reimbursement Obligations. Borrowers shall pay all Claims promptly upon request. Borrowers shall also reimburse Lender for all legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Lender’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Lender’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Lender or any of its Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Lender with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Lender, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Lender an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.
1.5.Illegality. If Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund, commit to or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest based on BSBY Rate, then, on notice thereof by Lender to Borrower Agent, (a) any obligation of Lender to perform such obligations, to make, maintain, issue, fund or commit to the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as BSBY Loans, shall be suspended, and (b) if Lender cannot lawfully make or maintain Base Rate Loans whose interest rate is determined by reference to BSBY Rate, the interest rate applicable to Lender’s Base Rate Loans shall, as necessary to avoid illegality, be determined without reference to the BSBY Rate component of Base Rate, in each case until Lender notifies Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or convert BSBY Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if Lender cannot so maintain the Loan. Upon any such prepayment or conversion of a Loan pursuant to this Section, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
1.6.Inability to Determine Rates
1.1.1. Inability to Determine Rate. If in connection with any request for a BSBY Loan or a conversion to or continuation thereof, as applicable, (a) Lender determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 3.6.2, and the circumstances under Section 3.6.2(a) or the Scheduled Unavailability Date has occurred (as applicable), or (ii) adequate and reasonable means do not otherwise exist for determining BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan or in connection with an existing or proposed Base Rate Loan, or (b) Lender determines that for any reason that BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan does not adequately and fairly reflect the cost to such Lender of funding such Loan, Lender will promptly so notify Borrower Agent. Thereafter, (x) the obligation of Lender to make, maintain, or convert Base Rate Loans to, BSBY Loans shall be suspended (to the extent of the affected BSBY Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the BSBY Rate component of Base Rate, the utilization of such component in determining Base Rate shall be suspended, in each case until Lender revokes such notice. Upon receipt of such notice, (i) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of BSBY Loans (to the extent of the affected BSBY Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (ii) any outstanding BSBY Loans shall convert to Base Rate Loans at the end of their respective Interest Periods.
1.1.2. Replacement of BSBY. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Lender determines that:

(a)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of BSBY Rate, including because the BSBY Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or
(b)Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having jurisdiction over Lender, Bloomberg or such administrator has made a public statement identifying a specific date after which one month, three month and six month interest periods of BSBY Rate or the BSBY Screen Rate shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, or that such interest periods or BSBY Screen Rate have failed to comply with the International Organization of Securities Commissions (IOSCO) Principles for financial Benchmarks, provided that, at the time of such statement, there is no successor administrator satisfactory to Lender that will continue to provide such representative interest periods of BSBY Rate after such specific date (the latest date on which one month, three month and six month interest periods of BSBY Rate or the BSBY Screen Rate are no longer representative or available permanently or indefinitely, “Scheduled Unavailability Date”);
then, on a date and time determined by Lender (any such date, “BSBY Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, BSBY Rate will be replaced hereunder and under any other applicable Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any interest period for interest calculated that can be determined by Lender, in each case, without any amendment to, or further action or consent of any other party to any Loan Document (“Successor Rate”):

(i)Term SOFR plus the SOFR Adjustment; and
(ii)Daily Simple SOFR plus the SOFR Adjustment;
provided, that if initially BSBY is replaced with Daily Simple SOFR plus the SOFR Adjustment and, subsequent to such replacement, Lender determines that Term SOFR has become available and is administratively feasible for Lender in its discretion, and Lender notifies Borrower Agent of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Successor Rate shall be Term SOFR plus the SOFR Adjustment. If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if Lender determines that neither of the alternatives in clauses (i) and (ii) is available on or prior to the BSBY Replacement Date or (ii) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Successor Rate then in effect, then in each case, Lender and Borrowers may amend this Agreement solely for the purpose of replacing BSBY Rate or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service selected by Lender from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate.

Lender will promptly (in one or more notices) notify Borrowers of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Lender, the Successor

Rate shall be applied in a manner as determined by Lender in its discretion. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero (0), the Successor Rate will be deemed to be zero (0) for all purposes of the Loan Documents.

In connection with implementation of a Successor Rate, Lender may make Conforming Changes from time to time and, notwithstanding anything to the contrary in any Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that with respect to any such amendment effected, Lender shall post each amendment implementing Conforming Changes to Borrowers promptly after such amendment becomes effective.

1.7.Increased Costs; Capital Adequacy
1.1.1. Increased Costs Generally. If any Change in Law shall:
(a)impose modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in calculating BSBY Rate);
(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)impose on Lender or any interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, Commitment or Loan Document;
and the result thereof shall be to increase the cost to Lender of making or maintaining any Loan or the Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue a Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrowers will pay to Lender such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
1.1.2. Capital Requirements. If Lender determines that a Change in Law affecting it or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s or such holding company’s capital as a consequence of this Agreement, Commitment, Loans or Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to Lender such additional amounts as will compensate it or its holding company for the reduction suffered.
1.1.3. Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Lender notifies Borrower Agent of the applicable Change in Law and of Lender’s intention to claim compensation therefor.
1.8.Mitigation. If Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts under Section 5.7, then at the request of Borrower Agent, Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, and would not subject Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.
1.9.Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a BSBY Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a BSBY Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a BSBY Loan when required, then Borrowers shall pay to Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.
1.10.Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 4.LOAN ADMINISTRATION
1.1.Manner of Borrowing and Funding Loans
1.1.1. Notice of Borrowing.
(a)To request a Loan, Borrower Agent shall give Lender a Notice of Borrowing by 1:00 p.m. (i) on the requested funding date for a Base Rate Loan, and (ii) at least two Business Days prior to the requested funding date for a BSBY Loan. Notices received by Lender after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or BSBY Loan, and (D) in the case of a BSBY Loan, the applicable Interest Period (which shall be deemed to be one month if not specified).
(b)Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Lender may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Lender or any of its Affiliates.
(c)If a Borrower maintains a disbursement account with Lender or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.
1.1.2. Notices. If Borrowers request, convert or continue Loans, select interest rates, or transfer funds based on telephonic or electronic instructions to Lender, Borrowers shall confirm the request by prompt delivery to Lender of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Lender is not liable for any loss suffered by a Borrower as a result of Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.
1.2.Number and Amount of BSBY Loans; Determination of Rate. Each Borrowing of BSBY Loans when made shall be in a minimum amount of $1,000,000, plus an increment of

$100,000 in excess thereof. No more than 5 Borrowings of BSBY Loans may be outstanding at any time, and all BSBY Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining BSBY Rate for any Interest Period requested by Borrowers, Lender shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
1.3.Borrower Agent. Each Borrower hereby designates Arlo (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of Communications, delivery of Borrowing Base and financial information and reports, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender. Borrower Agent hereby accepts such appointment. Lender shall be entitled to rely upon any Communication (including any notice of borrowing) delivered by or to Borrower Agent on behalf of any Borrower and shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent hereunder shall be binding upon and enforceable against such Borrower.
1.4.One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and are secured by Lender’s Lien on all Collateral; provided, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
1.5.Effect of Termination. On the effective date of the termination of the Commitment, the Obligations shall be immediately due and payable, and each Secured Party may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Lender shall retain its Liens in the Collateral and all rights and remedies under the Loan Documents. Lender shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting it from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.4, 5.7, 12.2, this Section, and each indemnity or waiver given by an Obligor in any Loan Document, shall survive any assignment by Lender of rights or obligations hereunder, termination of the Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.
Section 5.PAYMENTS
1.1.General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a BSBY Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Lender shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, at Lender’s discretion, but whenever possible (provided no Event of Default has occurred and is continuing) any prepayment shall be applied to Base Rate Loans before BSBY Loans.
1.2.Repayment of Loans. Loans may be prepaid from time to time, without penalty or premium, pursuant to a Notice of Prepayment to Lender, delivered concurrently with prepayment of a Swingline Loan and at least three Business Days prior to prepayment of other Loans; provided, that no such notice shall be required for payments applied pursuant to Section 5.5. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder, and any Overadvance shall be due and payable as provided in Section 2.1.4.

1.3.Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Claims, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
1.4.Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Lender or if Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
1.5.Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Cash Dominion Trigger Period. Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default has occurred and is continuing. In no event shall monies and collateral proceeds obtained from an Obligor be applied to pay its Excluded Swap Obligations.
1.6.Account Stated. Lender shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Lender to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries in a loan account shall be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of a Borrower, the information shall be conclusive and binding on Borrowers for all purposes absent manifest error, except to the extent Borrower Agent notifies Lender in writing within 30 days of specific information subject to dispute.
1.7.Taxes.
1.1.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)For purposes of this Section, the term “Applicable Law” includes FATCA.
(b)All payments by or on account of any Obligations by Obligors under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined in the good faith discretion of the Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law or at Lender’s option, timely reimburse Lender for payment of, any Other Taxes.
1.1.2. Indemnification by the Borrowers. Borrowers shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrowers shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate delivered to Borrower Agent by Lender (for itself or on behalf of a Recipient) as to the amount of such payment or liability, shall be conclusive absent manifest error.
1.1.3. Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes to a Governmental Authority pursuant to this Section, Borrower Agent shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Law to report the payment or other evidence of such payment reasonably satisfactory to Lender.
1.1.4. Treatment of Certain Refunds. If Lender determines in its sole discretion exercised in good faith, that it or another Recipient has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, the Recipient shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by the Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by Lender, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
1.1.5. Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations, it shall deliver to Borrowers properly completed and executed documentation reasonably requested by Borrowers as will permit such payments to be made without or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrowers, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers as will enable Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation shall not be required if in the Lender’s reasonable judgment such delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
1.1.6. Documentation. Without limiting the foregoing, Lender shall deliver to Borrowers, from time to time upon reasonable request, executed copies of IRS Form W-9, certifying that Lender is exempt from U.S. federal backup withholding Tax. If payment of any Obligation to Lender would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower Agent at the time or times prescribed by law and otherwise upon reasonable request such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation may be appropriate for Borrowers to comply with their obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.7.6, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

1.1.7. Survival. Each party’s obligations under this Section 5.7 shall survive any assignment of rights by Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
1.8.Nature and Extent of Each Borrower’s Liability
1.1.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender and any other Secured Party the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any Obligor; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) disallowance of any claims of a Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations.
1.1.2. Waivers.
(a)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Secured Party that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)Secured Parties may, in their discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Lender may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which a Secured Party might otherwise be entitled but for such bidding at any such sale.
1.1.3. Extent of Liability; Contribution.
(a)Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, or (ii) such Borrower’s Allocable Amount.
(b)If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(c)This Section shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Bank Products incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.
(d)Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
1.1.4. Joint Enterprise. Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.
1.1.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.
Section 6.CONDITIONS PRECEDENT
1.1.Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:
(a)Subject to Section 6.3, each Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(b)Lender shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Lender that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(c)Lender shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Event of Default has occurred and is continuing; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.
(d)Lender shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the name, title and signature of each Person authorized to sign the Loan Documents. Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(e)Lender shall have received a written opinion of Cooley LLP, as well as any local counsel to Borrowers or Lender, in form and substance satisfactory to Lender.
(f)Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.
(g)Lender shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.
(h)Each Borrower shall have provided, in form and substance satisfactory to Lender, all documentation and other information as Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Lender in relation to such Borrower.
(i)Lender shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Lender. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2020.
(j)Borrowers shall have paid all fees and expenses to be paid to Lender on the Closing Date.
(k)Lender shall have received a Borrowing Base Report prepared as of
October 3, 2021. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices (other than stretched payables owed by any Borrower to its Affiliates), Availability shall be at least $6,000,000.
Notwithstanding the foregoing, Lender shall not be required to make any credit extension hereunder (including funding any Loan, issuing any Letter of Credit, or granting any other accommodation to or for the benefit of any Borrower) until Lender has confirmed Obligors’ satisfaction of the requirements Section 6.3.1 and Section 10.1.10.
1.2.Conditions Precedent to All Credit Extensions. Lender shall not be required to make any credit extension hereunder (including funding any Loan, issuing any Letter of Credit, or granting any other accommodation to or for the benefit of any Borrower), if the following conditions are not satisfied on such date and upon giving effect thereto:
(a)No Default or Event of Default has occurred and is continuing;
(b)The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) except for representations and warranties that expressly apply only on an earlier date);
(c)All conditions precedent in any Loan Document are satisfied;
(d)No event has occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect;
(e)With respect to a Letter of Credit issuance, all LC Conditions are satisfied; and
(f)Borrower Agent has delivered to Lender, a Borrowing Base Report within 10 Business Days prior to the date of requested funding of the Loan or issuance of Letter of Credit, if, at the time of such request for an extension of a Loan or issuance of a Letter of Credit, no Loans or Letters of Credit are outstanding, which Borrowing Base Certificate shall be prepared as of the last day of the most recently ended month.
Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, Lender may request any other information, certification, document, instrument or agreement as it deems appropriate.
1.3.Post-Closing Date Conditions.

1.1.1. Within no later than 60 days of the Closing Date (or such longer period in Lender’s sole discretion), Borrower shall deliver to Lender duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Lender.
1.1.2. Within no later than 60 days of the Closing Date (or such longer period in Lender’s sole discretion), Borrower shall use commercially reasonable efforts to deliver to Lender duly executed Lien Waivers with respect to the locations located at 2200 Faraday Ave., Suite #150, Carlsbad, California and 408 Brea Canyon Road, City of Industry, CA 91789.
1.1.3. Within no later than 30 days of the Closing Date (or such longer period in Lender’s sole discretion), Lender shall have received insurance endorsements for the property insurance policy carried by Borrowers, in compliance with the Loan Documents.
Section 7.COLLATERAL
1.1.Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Lender a continuing Lien on the following, whether now owned or hereafter acquired, and wherever located (the “Collateral”):
(a)all Accounts;
(b)all Deposit Accounts and Security Accounts;
(c)all Goods consisting of Inventory;
(d)all monies, whether or not in the possession or under the control of Lender, including any Cash Collateral;
(e)to the extent related to the above,
(i)all Chattel Paper, including electronic chattel paper;
(ii)all Commercial Tort Claims, including those shown on Schedule 9.1.16;
(iii)all Documents;
(iv)all General Intangibles;
(v)all Instruments;
(vi)all Investment Property;
(vii)all Letter-of-Credit Rights;
(viii)all Supporting Obligations;
(f)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
(g)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
Notwithstanding anything to the contrary herein, the Collateral shall not include any Excluded Assets.

1.2.Lien on Deposit Accounts; Cash Collateral
1.1.1. Deposit Accounts. Lender’s Lien encumbers all amounts credited to any Deposit Account located in the United States of a Borrower, including sums in any blocked, lockbox, sweep or collection account. Subject to Sections 8.2.4 and 8.2.5, each Borrower hereby authorizes and directs each bank or other depository to deliver to Lender, upon request while an Event of Default has occurred and is continuing, all balances in any Deposit Account maintained for such Borrower, without inquiry into the authority or right of Lender to make such request. Obligors shall, at no time, maintain balances in Deposit Accounts located outside of the United States in an aggregate amount exceeding $5,000,000.
1.1.2. Cash Collateral. Cash Collateral may be invested, at Lender’s discretion (with the consent of Borrowers, provided no Event of Default exists), but Lender shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Lender a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Lender may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Lender may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Lender, and no Borrower or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.
1.3.Reserved.
1.4.Other Collateral
1.1.1. Certain After-Acquired Collateral. Borrowers shall (a) promptly notify Lender if a Borrower obtains an interest in any Deposit Account or Securities Account and to the extent constituting Collateral, any Chattel Paper, Document, Instrument, Investment Property or Letter-of-Credit Right, and (b) upon request, take such actions as Lender, acting reasonably, deems appropriate to effect its perfected, first priority Lien on the Collateral, including using commercially reasonable efforts to obtain any possession, control agreement or Lien Waiver. If Collateral with a book value in excess of $5,000,000 in the aggregate is in the possession of a third party, at the request of Agent, Borrowers shall use commercially reasonable efforts to obtain an acknowledgment (in form and substance satisfactory to Lender) from such party that it holds the Collateral for the benefit of Lender.
1.5.Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.
1.6.Further Assurances; Extent of Liens. All Liens granted to Lender under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Lender deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Lender to file any financing statement that describes the Collateral of such Borrower, and ratifies any action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral.
Section 8.COLLATERAL ADMINISTRATION
1.1.Borrowing Base Reports. By no later than the Reporting Date and as set forth in Section 6.2(f), Borrowers shall deliver to Lender a Borrowing Base Report as of the close of business of the previous applicable quarter, month, or week, and, in each case, at such other times as Lender may request. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrowers. Lender may from time to time adjust such report (i) to reflect Lender’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion

Account or otherwise; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (iii) to the extent any information or calculation does not comply with this Agreement.
1.2.Accounts
1.1.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection, reconciliation and other reports in form satisfactory to Lender, on such periodic basis as Lender may request. Each Borrower shall also provide to Lender, together with delivery of each Borrowing Base Report, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request. If Accounts in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Lender of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.
1.1.2. Taxes. If an Account of any Borrower includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, that Lender shall not be liable for any Taxes that may be due from Borrowers or relate to any Collateral.
1.1.3. Account Verification. Whether or not an Event of Default has occurred and is continuing, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.
1.1.4. Maintenance of Dominion Account. Subject to Section 6.3, Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Lender. Borrowers shall obtain an agreement (in form and substance satisfactory to Lender) from each lockbox servicer and Dominion Account bank, establishing Lender’s control over and Lien in the lockbox or Dominion Account (which may be exercised by Lender only during a Cash Dominion Trigger Period) requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Lender, Lender shall, during any Cash Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Lender. Lender assumes no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
1.1.5. Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account), excluding payments on account of Borrowers’ paid subscription services, payments made to Borrowers’ merchant accounts and any payments in respect of direct to consumer online store collections; provided, that (a) any payments made to a Borrower with respect to Borrowers’ paid subscription services, (b) any payments made to a merchant account and (c) any payments received by or for the benefit of a Borrower with respect of direct-to-consumer online store collections shall be deposited into a Deposit Account subject to a Deposit Account Control Agreement on a weekly basis; provided, further that if any merchant or other account holding any such payment has a balance greater than $100,000, such account shall be deposited into a Deposit Account subject to a Deposit Account Control Agreement within one (1) Business Day. If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Lender and promptly (not later than the next Business Day) deposit same into a Dominion Account.

1.3.Inventory. Each Borrower shall keep accurate and complete records of its Inventory. Borrower shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.
1.4.Equipment. Each Borrower shall keep accurate and complete records of its Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that its value and operating efficiency are preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.
1.5.Deposit Accounts. Schedule 8.5 to the Disclosure Letter lists all Deposit Accounts maintained by Borrowers as of the Closing Date. Each Borrower shall take all actions necessary to establish Lender’s first priority Lien on each Deposit Account (other than any Excluded Accounts). Borrowers shall be the sole account holder(s) of each Deposit Account and shall not allow any Person (other than Lender) to have control over their Deposit Accounts or any Property deposited therein. Borrowers shall promptly notify Lender of any opening or closing of a Deposit Account.
1.6.General Provisions
1.1.1. Location of Collateral. All tangible items of Collateral shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1 to the Disclosure Letter, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon prior written notice to Lender.
1.1.2. Insurance of Collateral; Condemnation Proceeds.
(a)Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief and flood, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Lender in its discretion) satisfactory to Lender. All flood hazard diligence, documentation and insurance for any Real Estate constituting Collateral shall comply with all Flood Laws and be satisfactory to Lender. All proceeds under each policy shall be payable to Lender. From time to time upon request, Borrowers shall deliver to Lender the originals or certified copies of its insurance certificates and updated flood plain searches. Each policy shall include the following endorsements reasonably satisfactory to Lender (i) showing Lender as lender’s loss payee; (ii) requiring 30 days prior written notice to Lender of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Lender may, in its discretion, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Lender, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default has occurred and is continuing, Borrowers may settle, adjust or compromise any insurance claim, provided the proceeds are delivered to Lender. If an Event of Default has occurred and is continuing, only Lender may settle, adjust and compromise such claims.
(b)Any proceeds of insurance (other than workers’ compensation) and awards from condemnation of Collateral shall be paid directly to Lender for application to the Obligations.
(c)If requested by Borrowers in writing within 15 days after Lender’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Lender as Cash Collateral) as long as (i) no Event of Default has occurred and is continuing; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Lender; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Lender may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $1,000,000.
1.1.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
1.1.4. Defense of Title. Each Borrower shall defend its title to Collateral and Lender’s Liens therein against all Persons, claims and demands, except Permitted Liens.
1.7.Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Lender, or Lender’s designee, may (in its discretion), without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:
(a)Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender’s possession or control; and
(b)Following the occurrence and during the continuance of any Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Lender deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Lender; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Lender deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.
Section 9.REPRESENTATIONS AND WARRANTIES
1.1.General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitment, Loans and Letters of Credit, each Borrower represents and warrants that:
1.1.1. Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is, or is a subsidiary of, a credit institution, investment firm, or parent company of a credit institution or investment firm, in each case that is established in a member state of the European Union, Iceland, Liechtenstein or Norway, and no Obligor is a Covered Entity. The information included in the most recently provided Beneficial Ownership Certification is true and complete in all respects.
1.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents (including through electronic means) have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate any Applicable Law; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Obligor’s Property.
1.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
1.1.4. Capital Structure. As of the Closing Date, Schedule 9.1.4 to the Disclosure Letter shows, for each Subsidiary of Borrower Agent, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4 to the Disclosure Letter, in the five years preceding the Closing Date, no Borrower or Subsidiary has changed its name or state of incorporation or organization, acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Lender’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. As of the Closing Date, except as disclosed on Schedule 9.1.4 to the Disclosure Letter and except for option and similar interest in favor of officers, directors and employees, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.
1.1.5. Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens or as could not reasonably be expected to have a Material Adverse Effect. All Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Lender’s Liens.
1.1.6. Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Report, that:
(a)it is genuine and in all respects what it purports to be;
(b)it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c)it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available upon request to Lender;

(d)it is not subject to any offset, Lien (other than Lender’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Lender; and it is absolutely owing by the Account Debtor, without contingency of any kind;
(e)no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Lender (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
(f)no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder; and
(g)to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
1.1.7. Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Lender have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2021, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower and Subsidiary is Solvent.
1.1.8. Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
1.1.9. Taxes. Each Borrower and Subsidiary has filed all material federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes and for its current Fiscal Year.
1.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
1.1.11. Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property).
1.1.12. Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
1.1.13. Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law.
1.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 to the Disclosure Letter, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.
1.1.15. Burdensome Contracts. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 to the Disclosure Letter. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor or would otherwise reasonably be expected to have a Material Adverse Effect.
1.1.16. Litigation. Except as shown on Schedule 9.1.16 to the Disclosure Letter or described in any SEC filings, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.
1.1.17. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, in the payment of any Borrowed Money.
1.1.18. ERISA. Except as disclosed on Schedule 9.1.18 to the Disclosure Letter:
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.
(b)There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect. No Borrower is or will be using “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letter of Credits, Commitments or Loan Documents.
(c)No ERISA Event has occurred or is reasonably expected to occur. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%. No Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid. No Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. No Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.
(d)With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
1.1.19. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
1.1.20. Labor Relations. No Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.
1.1.21. Affiliate Payable Practices. No Obligor has made any material change in its historical accounts payable practices with respect to accounts payable owed to its Affiliates, from those in effect on the Closing Date.
1.1.22. Not a Regulated Entity. No Obligor is (a) an “investment company” or “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, Interstate Commerce Act, any public utilities code or other Applicable Law regarding its authority to incur Debt.
1.1.23. Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.
1.1.24. OFAC; Anti-Corruption Laws. No Borrower, Subsidiary, or director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by an individual or entity that is currently the target of any Sanction or is located, organized or resident in a country, territory or jurisdiction that is the subject of a Sanction. Each Borrower and Subsidiary has conducted its business in compliance with all applicable Anti-Corruption Laws.
1.2.Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.
Section 10.COVENANTS AND CONTINUING AGREEMENTS
1.1.Affirmative Covenants. As long as the Commitment or any Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:
1.1.1. Inspections; Appraisals.
(a)Permit Lender from time to time, not more than three (3) times during any Fiscal Year (which amount shall not be capped following the occurrence and during the continuance of an Event of Default), subject (unless an Event of Default has occurred and is continuing) to reasonable notice and during normal business hours of the Borrower, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lender shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Lender for its purposes, and Borrowers shall not be entitled to rely upon them.
(b)Reimburse Lender for all its charges, costs and expenses in connection with examinations and inspections conducted pursuant to Section 10.1.1 up to one (1) time per Fiscal Year (which amount shall increase to two (2) times per Fiscal Year if a Due Diligence Trigger Period has occurred and is continuing at the time such examination or inspection is requested); provided, that if any examination or inspection is requested after the occurrence and during the continuance of an Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay Lender’s then standard charges for examination activities, including charges for its internal examination groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations (which shall not be included in the limits provided above) satisfactory to Lender.
1.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender:
(a)as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without a “going concern” qualification or similar notation other than as a result of debt maturity within one year) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Lender;
(b)as soon as available, and
(i) if a Financial Reporting Trigger Period is not in effect during the applicable Fiscal Quarter, in any event within 45 days after the end of each

Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes; and
(ii) if a Financial Reporting Trigger Period is in effect at any time during the applicable month, in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and for the portion of the Fiscal Year then elapsed, on consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;
(c)concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Lender at any time an Event of Default has occurred and is continuing and Loans are outstanding, a Compliance Certificate executed by the chief financial officer of Borrower Agent;
(d)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports, in each case which demonstrate an issue with Borrowers’ internal controls, submitted to Borrowers by their accountants in connection with such financial statements;
(e)not later than 60 days after the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, Fiscal Quarter by Fiscal Quarter;
(f)together with delivery of each Borrowing Base Report provided on a monthly or quarterly basis, listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Lender;
(g)promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;
(h)promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and
(i)such other reports and information (financial or otherwise) as Lender may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition, ownership or business.
Documents required to be delivered pursuant to Section 10.1.2(a) and Section 10.1.2(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered to, and received by, Lender on the date (x) on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet, (y) on which such documents are posted on Borrower’s behalf on Intralinks or another website, if any, to which Lender has access (whether a commercial or governmental third-party website or whether sponsored by Lender) or (z) on which Borrower has filed such reports with the SEC via the EDGAR filing system.
1.1.3. Notices. Notify Lender in writing, promptly after a Borrower’s knowledge thereof, of any of the following affecting an Obligor: (a) threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) pending or threatened labor dispute, strike, walkout or expiration of a material labor contract; (c) default or dispute under a Material Contract which may negatively impact the collectability of any Account in excess of $1,000,000 in the aggregate; (d) existence of a Default or Event of Default; (e) judgment against an Obligor, which is not covered by insurance and for which the applicable insurer has not denied coverage in writing, in an amount exceeding $2,500,000; (f) assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA or any Environmental Law), if an adverse resolution could have a Material Adverse Effect; (h) an Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of an Environmental Notice; (i) occurrence of an ERISA Event; (j) material change in any accounting or financial reporting practice that affects calculation of the Borrowing Base, any Reserve or any covenant hereunder; (k) change in any information contained in a Beneficial Ownership Certificate delivered to Lender; (l) discharge of or withdrawal or resignation by Borrowers’ independent accountants; or (m) opening or move of Borrower’s headquarters or any location where books and records are maintained.
1.1.4. Landlord and Storage Agreements. Upon request, provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral which has a book value in excess of $5,000,000 may be kept in the United States.
1.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Each Borrower and Subsidiary shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.
1.1.6. Taxes. Pay and discharge all federal and material state and local Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
1.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance in form and substance and with insurers (with a Best rating of at least A+, unless otherwise approved by Lender in its discretion) satisfactory to Lender, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $5,000,000, in each case with deductibles, endorsements and assignments satisfactory to Lender.

1.1.8. Licenses. Keep each material License affecting any Collateral of Borrowers and Subsidiaries in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.
1.1.9. Future Subsidiaries. Promptly notify Lender upon any Person becoming a Subsidiary (which is not a Non-Material Subsidiary) and deliver any know-your-customer or other background diligence information requested by Lender with respect to such Subsidiary; and (provided it is not a Foreign Subsidiary) cause it to guaranty the Obligations in a manner satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall require to evidence and perfect a Lien in favor of Lender on all assets of such Person, including delivery of legal opinions, in form and substance satisfactory to Lender.
1.1.10. Depository Bank. Commencing on January 17, 2022, and at all times thereafter, so long as Borrowers’ domestic unrestricted cash and Cash Equivalents are in excess of $50,000,000, maintain a balance of at least $20,000,000 in deposit accounts or securities accounts held at Bank of America, N.A. (or any of its Affiliates) and subject to Section 6.3, a Deposit Account Control Agreement, or a Security Account Control Agreement, as applicable, in favor of Lender.
1.2.Negative Covenants. As long as the Commitment or any Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:
1.1.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)the Obligations;
(b)Subordinated Debt;
(c)Permitted Purchase Money Debt;
(d)existing Borrowed Money not satisfied with the initial Loan proceeds;
(e)Bank Product Debt incurred in the Ordinary Course of Business;
(f)Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $5,000,000 in the aggregate at any time;
(g)Permitted Contingent Obligations;
(h)Refinancing Debt as long as each Refinancing Condition is satisfied;
(i)earnouts, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of Permitted Acquisitions;
(j)Debt with respect to performance bonds, appeal bonds, customs and duty bonds, and other similar obligations;
(k)hedging obligations incurred in the Ordinary Course of Business and not for speculative purposes, credit card indebtedness, letters of credit, and other Debt in respect of bank services provided by financial institutions other than Lender;
(l)unsecured indebtedness to trade creditors incurred in the Ordinary Course of Business;

(m)Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; and
(n)other unsecured Debt up to $5,000,000 in the aggregate at any time.
1.1.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(a)Liens in favor of Lender and Secured Parties;
(b)Purchase Money Liens securing Permitted Purchase Money Debt;
(c)Liens for Taxes not yet delinquent or being Properly Contested;
(d)statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet delinquent or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;
(e)Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Lender’s Liens and are required or provided by law;
(f)Liens arising in the Ordinary Course of Business and subject to Lien Waivers;
(g)Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Lender’s Liens;
(h)easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
(i)normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
(j)Liens on assets (other than Accounts) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f);
(k)Liens in cash, Cash Equivalents and other investment securities securing obligations described in Section 10.2.1(k);
(l)Deposits to secure customs duties and the performance of bids, tenders, trade contracts, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and other similar obligations, in each case provided in the Ordinary Course of Business and not in connection with indebtedness for money borrowed;
(m)non-exclusive licenses of Intellectual Property granted to third parties in the Ordinary Course of Business and Permitted Exclusive Licenses;
(n)deposits with landlords as security in connection with real property leases;
(o)precautionary UCC filings in connection with operating leases;

(p)escrows and licenses contemplated in or related to Permitted Acquisitions;
(q)Liens securing Subordinated Debt so long as such Lien is subject to a subordination agreement in form and substance satisfactory to Lender; and
(r)existing Liens shown on Schedule 10.2.2 to the Disclosure Letter.
1.1.3. Reserved.
1.1.4. Distributions; Upstream Payments. Declare or make any Distributions, except Upstream Payments and Permitted Distributions; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make an Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15 to the Disclosure Letter.
1.1.5. Investments. Make any Restricted Investment.
1.1.6. Disposition of Assets. Make any Disposition, except a Permitted Disposition or transfer of Collateral to any Loan Party.
1.1.7. Restrictions on Payment of Certain Debt. At any time the Payment Conditions are not satisfied, make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt; (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Lender); or (c) earnouts, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of Permitted Acquisitions. The restrictions on prepayment of Debt set forth in clause (b) of this Section 10.2.7 shall not apply to the prepayment by Obligors and their Subsidiaries of outstanding balances on credit cards issued to the Obligors or their Subsidiaries.
1.1.8. Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; consummate (or unwind) a Division; effect a Disposition of substantially all its assets; or merge, combine or consolidate with any Person; in each case, whether in a single transaction or series of related transactions, except for (a) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary when no Event of Default has occurred and is continuing, or into a Borrower; or (b) Permitted Acquisitions.
1.1.9. Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in any respect not materially adverse to Lender’s interests.
1.1.10. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.
1.1.11. Accounting Changes. Make any material change in accounting treatment or reporting practices, except in accordance with Section 1.2 or as required by GAAP; or change its Fiscal Year.
1.1.12. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder or any Liens permitted pursuant to Section 10.2.2, as long as the restrictions apply only to collateral for such Debt or the property encumbered by such Liens, as applicable; or (c) constituting customary restrictions on assignment in leases and other contracts.
1.1.13. Swaps. Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
1.1.14. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities complimentary or incidental thereto.
1.1.15. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Borrowers; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17 to the Disclosure Letter; and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
1.1.16. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.
1.1.17. Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, except as permitted under the applicable subordination agreement.
1.3.Financial Covenants. As long as the Commitment or any Obligations are outstanding, Borrowers shall:
1.1.1. Minimum Liquidity. Commencing on the Closing Date and continuing until the last day of the Fiscal Quarter immediately preceding the Financial Covenant Changeover Date, maintain Liquidity at all times, of at least $20,000,000.
1.1.2. Fixed Charge Coverage Ratio. For the period commencing on the Financial Covenant Changeover Date, and each Fiscal Quarter thereafter, maintain a Fixed Charge Coverage Ratio for each 12 month period of at least 1.00 to 1.00 while a Financial Covenant Trigger Period is in effect, measured quarterly as of the last day of each Fiscal Quarter for the most recent period for which financial statements were delivered hereunder prior to the Financial Covenant Trigger Period and each period ending thereafter until the Financial Covenant Trigger Period is no longer in effect.
Section 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT
1.1.Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)Any Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);
(b)Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;
(d)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner; provided, however, that, if such breach or failure cannot by its nature be cured within thirty (30) day period or cannot after diligent attempts by Borrower be cured within such thirty (30) day period, and such default is to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such breach or failure, and within such reasonable time period the failure to cure such default shall not be deemed an Event of Default;
(e)A Guarantor repudiates, revokes or attempts to revoke its Guaranty or an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender; it is unlawful for an Obligor to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);
(f)Any breach or default of an Obligor occurs under (i) any Swap; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $4,000,000 if the maturity of or any payment with respect to such Debt could be accelerated or demanded due to such breach (whether or not any applicable grace period or notice has been satisfied);
(g)Any final, nonappealable judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $4,000,000 (net of insurance coverage therefor that has not been denied by the insurer);
(h)A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,000,000;
(i)An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;
(j)An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;
(k)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(l)An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m)A Change of Control occurs.
1.2.Remedies upon Default. If an Event of Default described in Section 11.1(j) has occurred and is continuing with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and the Commitment shall terminate, without any action by Lender or notice of any kind. In addition, or if any other Event of Default has occurred and is continuing, Lender may in its discretion do any one or more of the following from time to time:
(a)declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;
(b)terminate, reduce or condition the Commitment or adjust the Borrowing Base;
(c)require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable; and
(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Lender may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
1.3.License. Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Lender’s benefit.
1.4.Setoff. At any time an Event of Default has occurred and is continuing, Lender and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
1.5.Remedies Cumulative; No Waiver

1.1.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
1.1.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit when an Event of Default has occurred and is continuing or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
Section 12.MISCELLANEOUS
1.1.Amendments and Waivers
1.1.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Lender, and their respective successors and assigns, except that no Obligor may assign or delegate its rights or obligations under any Loan Documents. So long as no Event of Default has occurred and is continuing, Lender may not assign its interests, rights or obligations under any Loan Document to any Person who is (a) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, (b) an investor specializing in distressed debt, or (c) a Foreign Lender.
1.1.2. Amendments and Other Modifications. No Modification of a Loan Document shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document; provided, that if Real Estate secures any Obligations, no Modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until completion of flood diligence and documentation as required by Flood Laws and satisfactory to Lender; and provided further, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement. Notwithstanding anything in any Loan Document to the contrary, Lender may make or adopt Conforming Changes from time to time and any amendment implementing such changes will become effective without further action or consent of any other party; provided, that Lender shall post or otherwise provide each such amendment to Borrowers reasonably promptly after it becomes effective. Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.
1.2.Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Without limiting the provisions of Section 5.7.1, this Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
1.3.Notices and Communications
1.1.1. Notice Address. Subject to Section 12.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 12.3. In addition, a Communication from Lender to Borrowers may, to the extent permitted by law, be delivered electronically (i) by transmitting the Communication to the electronic address specified by Borrower Agent to Lender in writing from time to time, or (ii) by posting the Communication on a website and sending Borrower Agent notice (electronically or otherwise) that the Communication has been posted and providing instructions (at such time or prior to delivery of such Communication) for viewing it. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if provided electronically by Lender to Borrowers, when the Communication (or notice advising of its posting to a website) is sent to Borrower Agent’s electronic address. Notwithstanding the foregoing, no notice to Lender pursuant to Section 2.1.3, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
1.1.2. Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Lender. Lender makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.
1.1.3. Platform. Borrower Materials shall be delivered by Borrowers pursuant to procedures approved by Lender, including electronic delivery (if requested by Lender) to an electronic system maintained by it (“Platform”). Borrowers shall notify Lender of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Lender only upon its receipt of such notice. The Platform is provided “as is” and “as available.” Lender does not warrant the adequacy or functioning of the Platform, and expressly disclaims liability for any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY LENDER WITH RESPECT TO THE PLATFORM. No Indemnitee shall have any liability to Obligors or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of any information via the Platform, internet, e-mail, or any other electronic platform or messaging system.
1.1.4. Non-Conforming Communications. Lender may rely on any Communication purportedly given by or on behalf of an Obligor even if it was not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, varied from an earlier Communication or later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic Communication purportedly given by or on behalf of any Obligor.
1.1.5. Reliance on Communications. No Secured Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Secured Parties may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Lender shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of Electronic Signatures, including liabilities relating to an Obligor’s failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.
1.4.Performance of Borrowers’ Obligations. Lender may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
1.5.Credit Inquiries. Lender may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
1.6.Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
1.7.Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
1.8.Execution; Electronic Records. Any Loan Document, including any required to be in writing, may (if agreed by Lender) be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with any Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Lender may, at its option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of Lender’s business, and may destroy the original paper document. Any Communication in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Lender is under no obligation to accept an Electronic Signature in any form or format unless expressly agreed by it pursuant to procedures approved by it; (b) Lender is entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Lender, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed, original counterpart.
1.9.Entire Agreement. This Agreement shall be effective when executed by Lender and when Lender has received counterparts hereof that, taken together, bear the signature of each other party hereto. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
1.10.No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
1.11.Confidentiality. Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees and Lender Professionals (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Lender or its Affiliates on a nonconfidential basis from a source other than Borrowers, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Borrowers consent to the publication by Lender of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or trademarks of Borrowers and Subsidiaries. Lender may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and Lender’s service providers in connection with the Loan Documents and Commitment. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business, that is identified as confidential when delivered. A Person required to maintain confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Lender acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.
1.12.Reserved.

1.13.GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
1.14.Consent to Forum
1.1.1. Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
1.1.2. Other Jurisdictions. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.
1.1.3. Judicial Reference. If any action or proceeding relating to any Obligations, Loan Documents or related transaction is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be a single active or retired judge) to hear and determine all issues in the case (whether fact or law) and to report a statement of decision; provided, that (a) at the option of any party to such action or proceeding, any issues pertaining to a “provisional remedy” as defined in Cal. Civ. Proc. Code §1281.8 shall be heard and determined by the court, and (b) Borrowers shall be solely responsible to pay all fees and expenses of the referee. Nothing in this Section shall limit the right of Lender to exercise self-help remedies, such as setoff, foreclosure or sale of Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to require judicial reference. At Lender’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.
1.15.Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which a Borrower may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
1.16.Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
1.1.1. Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
1.1.2. Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).
1.17.Patriot Act Notice; Beneficial Ownership Regulation. Lender hereby notifies Borrowers that pursuant to the Patriot Act, Lender is required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender will also require information regarding any personal guarantor and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and information as Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.
1.18.NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER:

BANK OF AMERICA, N.A.

By: /s/ Susan Freed
Name: Susan Freed
Title: Senior Vice President
Address: 333 S. Hope Street, 19th Floor
                 Los Angeles, CA 90071
Attention: Asset Based Portfolio Specialist
                  -Arlo Technologies, Inc.

LOAN AND SECURITY AGREEMNENT
(ARLO TECHNOLOGIES, INC.)
SIGNATURE PAGE

BORROWERS:

ARLO TECHNOLOGIES, INC.,
a Delaware corporation

By: /s/ Gordon Mattingly
Name: Gordon Mattingly
Title: Chief Financial Officer
Address: 2200 Faraday Avenue Avenue, Suite 150
                  Carlsbad, CA 92008
Attention: Brian Busse, General Counsel

LOAN AND SECURITY AGREEMNENT
(ARLO TECHNOLOGIES, INC.)
SIGNATURE PAGE